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                        Independent Auditors' Consent
                        -----------------------------

The Board of Directors
Mercantile Bancorporation Inc.:

Plan Administrator
Mercantile Bancorporation Inc.
   Savings and Incentive Plan:

We consent to incorporation by reference in the Registration Statement (No. 33-35139) on Form S-8, of Mercantile Bancorporation Inc. and the Mercantile Bancorporation Inc. Savings and Incentive Plan of our report dated June 16, 1995, relating to the statements of assets available for plan benefits of the Mercantile Bancorporation Inc. Savings and Incentive Plan as of December 31, 1994 and 1993, and the related statements of changes in assets available for plan benefits for the years then ended, which report appears in the 1994 Annual Report on Form 10-K, as amended, of Mercantile Bancorporation Inc.







St. Louis, Missouri                                    s/KPMG Peat Marwick LLP
June 29, 1995